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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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       Date of report (Date of earliest event reported): February 5, 2007

                              FIRST IPSWICH BANCORP
             (Exact name of registrant as specified in its charter)

         Massachusetts                    333-114018              04-2955061
  (State or other jurisdiction           (Commission            (IRS Employer
       of incorporation)                 File Number)        Identification No.)

     31 Market Street, Ipswich, Massachusetts                      01938
     (Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:  (978) 356-3700

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Material Definitive Agreement

On February 5, 2007 The First National Bank of Ipswich (the "Bank"), a wholly-owned subsidiary of First Ipswich Bancorp (the "Company"), entered into an agreement with Southern New Hampshire Bank and Trust Company to sell approximately $15 million of the loans of the Bank's Londonderry, New Hampshire branch ("Branch"). The agreement provides that the Bank will receive a premium of 2.5% of the unpaid principal balance of the loans as of the closing. If the transaction had closed on such date, the gross premium would have been approximately $375,000. The estimated net gain, after transaction expenses and taxes, is estimated to be between $175,000 and $225,000.

This transaction is expected to close in March 2007.


Item 2.05  Costs Associated with Exit or Disposal Activities.

On January 17, 2007, the Bank's Board of Directors approved the closing of the Londonderry New Hampshire Branch. As part of the closing, the Bank plans to terminate the Branch employees and incur other costs associated with the closing of the Branch. These costs include employee related expenses of approximately $50,000 and other costs of approximately $75,000. The Company anticipates that the after tax cost of the Branch closing will be approximately $70,000 to $90,000. The Company expects to complete the closing by May 31, 2007.

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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          FIRST IPSWICH BANCORP

Date: February 8, 2007                    By: /s/ Timothy L. Felter
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                                              Timothy L. Felter
                                              Senior Vice President and
                                              Chief Financial Officer